                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Revised Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 [Textron Logo]

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------

To the Shareholders of Textron Inc.:

     The 2001 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 25, 2001, at 10:30 a.m. at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island for the following purposes:

          1. To elect four directors in Class II for a term of three years in accordance with Textron's By-Laws (Item 1 on the proxy card).

          2. To approve an amendment to the Textron 1999 Long-Term Incentive Plan, which is RECOMMENDED by the Board of Directors (Item 2 on the proxy card).

          3. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 2001, which is RECOMMENDED by the Board of Directors (Item 3 on the proxy card).

          4. To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, which is OPPOSED by the Board of Directors (Item 4 on the proxy card).

          5. To transact any other business as may properly come before the meeting.

     You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 2, 2001. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 2001 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                            Sincerely,

                                            /s/ Lewis B. Campbell
                                            Lewis B. Campbell
                                            Chairman and Chief Executive Officer

Providence, Rhode Island
March 15, 2001

                                    CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    1
     General................................................    1
     Shareholders Who May Vote..............................    1
     How to Vote............................................    1
     How Proxies Work.......................................    1
     Savings Plan Participants..............................    1
     Revoking a Proxy.......................................    1
     Required Vote..........................................    2
     Costs of Proxy Solicitation............................    2
     Confidential Voting Policy.............................    2
     Attending the Meeting..................................    2
Election of Directors (ITEM 1 ON THE PROXY CARD)............    2
Security Ownership of Certain Beneficial Holders............    9
Security Ownership of Management............................   10
Section 16(a) Beneficial Ownership Reporting Compliance.....   11
Report of the Audit Committee...............................   11
Report of the Organization and Compensation Committee on
  Executive Compensation....................................   12
Executive Compensation......................................   17
     Summary Compensation Table.............................   17
     Stock Option/SAR Grants in Last Fiscal Year............   18
     Aggregate Option/SAR Exercises in Last Fiscal Year and
      Fiscal Year-End Option and SAR Values.................   19
     Long-Term Incentive Plan Awards in Last Fiscal Year....   19
     Pension Plan Table.....................................   20
Performance Graph...........................................   23
Amendment to Textron 1999 Long-Term Incentive Plan (ITEM 2
  ON THE PROXY CARD)........................................   23
Ratification of Appointment of Independent Auditors (ITEM 3
  ON THE PROXY CARD)........................................   28
Shareholder Proposal (ITEM 4 ON THE PROXY CARD).............   28
Other Matters to Come Before the Meeting....................   30
Shareholder Proposals and Other Matters for 2002 Annual
  Meeting...................................................   30
Appendix A: Audit Committee Charter.........................  A-1

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT.
            PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This proxy statement, which is being mailed on or about March 15, 2001, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 25, 2001, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

SHAREHOLDERS WHO MAY VOTE

     All shareholders of record at the close of business on March 2, 2001, will be entitled to vote. As of March 2, 2001, Textron had outstanding 140,723,761 shares of Common Stock; 140,579 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 66,309 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting.

HOW TO VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the accompanying postage-paid envelope. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

HOW PROXIES WORK

     When you sign, date and return the enclosed proxy card, your shares will be voted at the meeting in the manner you direct. If you do not specify how to vote, your shares will be voted for the election of the four nominees for director described below, for approval of the amendment to the Textron 1999 Long-Term Incentive Plan, for ratification of the appointment of Ernst & Young LLP as Textron's independent auditors, and against the shareholder proposal described below.

SAVINGS PLAN PARTICIPANTS

     If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct.) All directions will be held in confidence.

REVOKING A PROXY

     You may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting.

REQUIRED VOTE

     A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

     The four nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

     Approval of the amendment to the Long-Term Incentive Plan, the ratification of the appointment of auditors and the shareholder proposal requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

COSTS OF PROXY SOLICITATION

     Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $13,500, plus reasonable out-of-pocket expenses.

CONFIDENTIAL VOTING POLICY

     Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of First Chicago Trust Company, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago.

ATTENDING THE MEETING

     If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 2, 2001, is acceptable proof. If you are a registered holder, no proof is required.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect Paul E. Gagne, John A. Janitz, Lord Powell of Bayswater KCMG and Thomas B. Wheeler to Class II. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                CLASS II -- NOMINEES FOR TERMS EXPIRING IN 2004

[PHOTO OF PAUL E. GAGNE]
                  PAUL E. GAGNE                              DIRECTOR SINCE 1995
                       Mr. Gagne, 54, was President and chief executive officer
                  of Avenor Inc., a forest products company, and is now consultant to Kruger Inc. in corporate strategic planning and acquisitions. He joined Avenor in 1976, became President and chief operating officer in 1990 and assumed the additional position of chief executive officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagne joined Kruger, a major Canadian privately held producer of paper and tissue. He is a director of Inmet Mining Corporation, Wajax Limited, and Kruger Tissue Group (U.K.).

--------------------------------------------------------------------------------

[Photo of John A. Janitz]
                  JOHN A. JANITZ                             DIRECTOR SINCE 1999
                       Mr. Janitz, 58, is President and chief operating officer
                  of Textron. He joined Textron in 1996 as Chairman, President and chief executive officer of Textron Automotive Company and assumed his present position in March 1999. From 1990 to 1996, he was Executive Vice President and General Manager of TRW Inc.'s Occupant Restraint Group based in Cleveland, Ohio, a worldwide business that develops, manufactures and markets air bags, seat belts and fastening systems. Prior to joining TRW, he was President of Wickes Manufacturing Company, an automotive supplier based in Southfield, Michigan. Mr. Janitz is a director of the National Association of Manufacturers and Manufacturers Alliance/MAPI.

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[Photo of Lord Powell]
                  LORD POWELL OF BAYSWATER KCMG     DIRECTOR SINCE FEBRUARY 2001
                       Lord Powell, 59, was Private Secretary and advisor on
                  foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991, and from 1992 until the end of 2000 served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies. He is President of the China-Britain Business Council, Chairman of the Singapore-British Business Council and Chairman of the Trustees of the Oxford University Business School. He is a director of Louis-Vuitton Moet Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Sagitta Asset Management Ltd., Phillips Fine Art Auctioneers and British Mediterranean Airways. He is a member of the Textron International Advisory Council, the International Advisory Council of GEMS Oriental and General Fund, the Advisory Board of Barrick Gold, the European Advisory Board of Hicks, Muse, Tate & Furst, and the International Advisory Board of HCL Technologies.

[Photo of Thomas B. Wheeler]
                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993
                       Mr. Wheeler, 64, is the retired Chairman and chief
                  executive officer of Massachusetts Mutual Life Insurance Company. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987, President and chief executive officer in 1988 and Chairman and chief executive officer in 1996. He relinquished the title of chief executive officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a director of Massachusetts Mutual Life Insurance Company. He is a trustee of Springfield College, the Basketball Hall of Fame and the Woods Hole Oceanographic Institution.

--------------------------------------------------------------------------------

                         DIRECTORS CONTINUING IN OFFICE

                       CLASS III -- TERMS EXPIRE IN 2002

[Photo of H. Jesse Arnelle]
                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993
                       Mr. Arnelle, 67, was a senior partner in the law firm of
                  Arnelle, Hastie, McGee, Willis & Greene, San Francisco, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Waste Management, Inc., Eastman Chemical Corporation, Armstrong World Industries and Gannett Corporation. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

--------------------------------------------------------------------------------

[Photo of John D. Macomber]
                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993
                       Mr. Macomber, 73, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber was Chairman and chief executive officer of Celanese Corporation, a diversified chemical company, from 1973 to 1986 and Senior Partner of McKinsey & Co. from 1954 to 1973. He is a director of Lehman Brothers Holdings Inc., Mettler-Toledo International Inc. and Rand McNally. Mr. Macomber is Chairman of the Council for Excellence in Government, Vice Chairman of The Atlantic Council of the United States and a trustee of the Carnegie Institute of Washington and The Folger Library. He is a director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian National Board.

[Photo of Brian H. Rowe]
                  BRIAN H. ROWE                              DIRECTOR SINCE 1995
                       Mr. Rowe, 69, is the retired Chairman and now a
                  consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is a director of Atlas Air, Inc., B/E Aerospace, Fifth Third Bank, Stewart & Stevenson Services, Inc., Convergys Corporation, Acterna Corporation, and Fairchild Dornier, and is Chairman of AeroEquity, Inc.

--------------------------------------------------------------------------------

[Photo of Sam F. Segnar]
                  SAM F. SEGNAR                              DIRECTOR SINCE 1982
                       Mr. Segnar, 73, is the retired Chairman and chief
                  executive officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, Texas. Mr. Segnar is a director of Gulf States Utilities Company. He is a trustee of the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration.

--------------------------------------------------------------------------------

[Photo of Martin D. Walker]
                  MARTIN D. WALKER                           DIRECTOR SINCE 1986
                       Mr. Walker, 68, was Chairman and chief executive officer
                  of M. A. Hanna Company, an international specialty chemicals company, from October 1998 until December 1999. He served previously in that capacity from 1986 until 1996 and as Chairman from 1996 to June 1997, when he retired. Mr. Walker is currently Principal of Morwal Investments, a private investment firm. Mr. Walker is a director of Arvin Meritor, Inc., Comerica, Inc., The Timken Company, The Goodyear Tire & Rubber Co. and Lexmark International, Inc.

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                        CLASS I -- TERMS EXPIRE IN 2003

[Photo of Teresa Beck]
                  TERESA BECK                                DIRECTOR SINCE 1996
                       Ms. Beck, 46, is the former President of American Stores
                  Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982, became Senior Vice President of Finance and Assistant Secretary in 1989, Executive Vice President, Administration in 1992, Executive Vice President, Finance in 1994 and chief financial officer in 1995 and served as President from 1998 until leaving the company in June 1999. Ms. Beck is a director of Albertson's, Inc., Lexmark International, Inc. and Questar Corporation.

[Photo of Lewis B. Campbell]

                  LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994
                       Mr. Campbell, 54, is Chairman and chief executive officer
                  of Textron. He joined Textron in 1992 as Executive Vice President and chief operating officer, became President and chief operating officer in 1994, assumed the title of chief executive officer and relinquished the title of chief operating officer in July 1998, and assumed the title of Chairman and relinquished the title of President in February 1999. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol Myers Squibb Co. and Allegheny Energy, Inc., and Chairman of the Business Roundtable's Health and Retirement Task Force.

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[Photo of R. Stuart

Dickson]
                  R. STUART DICKSON                          DIRECTOR SINCE 1984
                       Mr. Dickson, 71, was Chairman of the Board of Ruddick
                  Corporation, a diversified holding company with interests in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation and Dimon Incorporated. He is Chairman Emeritus of the Charlotte-Mecklenburg Hospital Authority.

--------------------------------------------------------------------------------

[Photo of Lawrence K. Fish]
                  LAWRENCE K. FISH                           DIRECTOR SINCE 1999
                       Mr. Fish, 56, is Chairman, President and chief executive
                  officer of Citizens Financial Group, Inc., a multi-state bank holding company headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group, Trustee of The Brookings Institution and Vice Chairman of the Federal Reserve Advisory Council. He is the founding Chairman of the Rhode Island Commission for National and Community Service, an overseer of the Boston Symphony Orchestra, a trustee and Chairman of the Audit Committee of the Rhode Island School of Design and a trustee of Drake University.

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[Photo of Joe T. Ford]
                  JOE T. FORD                                DIRECTOR SINCE 1998
                       Mr. Ford, 63, is Chairman of the Board and chief
                  executive officer of ALLTEL Corporation, a telecommunications and information services company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became chief executive officer in 1987 and assumed his current position in 1991. Mr. Ford is a director of The Dial Corporation.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 2000, the Board of Directors met ten times and the Executive Committee of the Board did not meet. The Board has standing Audit, Nominating and Board Affairs, and Organization and Compensation committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $75,000 plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,500 for each committee meeting attended, and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $45,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director has received 1,000 restricted shares of Textron common stock. Except in the case of the director's death or disability, or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 21), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     As part of Textron's support for charitable institutions and to provide an additional source of funding for the Textron Charitable Trust, Textron established a program under which it contributes up to $1,000,000 to the trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. The directors do not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program does not result in a material cost to Textron. In September 2000, Textron established the CitationShares Director's Evaluation Program to evaluate the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and Tag Aviation USA. Under the evaluation program, Textron purchased a one-eighth ownership share of a Cessna Citation aircraft from CitationShares and allotted to each non-employee director up to ten hours of flight time each year for his or her personal use. Following each flight, a participating Director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. Directors are not charged for their participation in the program or use of the aircraft.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors, and the scope and costs of non-audit services provided by the independent auditors and considers their affect on the auditors independence; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors, Textron's internal accounting controls. The committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The Board of Directors has adopted a written charter for the committee which is set forth in Appendix A. The following six non-employee directors presently comprise the committee: Mr. Gagne (Chairman), Mr. Arnelle, Ms. Beck, Mr. Rowe, Mr. Segnar and Mr. Walker. During 2000, the committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President Internal Audit has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2002 Annual Meeting" on page 30, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. In addition, the committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, the overall performance of the Board and other matters of corporate governance. The following six non-employee directors presently comprise the committee: Mr. Dickson (Chairman), Ms. Beck, Mr. Fish, Mr. Ford, Mr. Walker and Mr. Wheeler. During 2000, the committee met three times.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 17 and approves compensation arrangements for other executive officers. In addition, the committee reviews the responsibilities and performance of executive officers, plans for their succession, and approves changes in executive officers. The following seven non-employee directors presently comprise the committee: Mr. Macomber (Chairman), Mr. Arnelle, Mr. Fish, Mr. Ford, Mr. Rowe, Mr. Segnar and Mr. Wheeler. During 2000, the committee met six times.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 2000:

                                                                        AMOUNT AND NATURE
                                       NAME AND ADDRESS OF                OF BENEFICIAL         PERCENT
      TITLE OF CLASS                    BENEFICIAL OWNER                    OWNERSHIP           OF CLASS
      --------------                   -------------------              -----------------       --------
Common Stock...............  Putnam Fiduciary Trust Company            20,964,883 shares(1)       14.88%
                             859 Willard Street
                             Quincy, Massachusetts 02169
Common Stock...............  FMR Corp.                                 17,105,792 shares(2)       12.03%
                             82 Devonshire Street
                             Boston, Massachusetts 02109

---------------

(1) Putnam Fiduciary Trust Company has informed Textron that it shares voting and investment power over the shares and that it holds the shares as Trustee under the Textron Savings Plan and disclaims any beneficial interest. The shares will be voted at the annual meeting in accordance with instructions from the participants in the plan, or in the absence of instructions, by Putnam Fiduciary Trust Company as Trustee in accordance with the plan.

(2) Pursuant to a statement filed by FMR Corp. with the Securities and Exchange Commission in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, FMR Corp. has reported that it has sole voting power over 1,038,392 shares and sole investment power over 17,105,792 shares.

                          SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" is the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 17 and by all current directors and executive officers as a group. Directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2000, except that ownership indicated for Lord Powell is as of February 28, 2001.

     The column headed "Number of Shares of Common Stock" includes shares held for the officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2000, and shares held jointly. Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes common stock beneficially owned and other common stock-based holdings in the form of stock units, performance share units, restricted stock and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

                                                                    NUMBER               TOTAL
                                                                   OF SHARES         COMMON STOCK-
                           NAME                              OF COMMON STOCK(1)(2)   BASED HOLDINGS
                           ----                              ---------------------   --------------
H. Jesse Arnelle...........................................            2,218              10,089
Teresa Beck................................................            2,000               8,572
John D. Butler.............................................           78,401             143,378
Lewis B. Campbell..........................................          584,628           1,016,081
R. Stuart Dickson..........................................           41,300              53,020
Lawrence K. Fish...........................................            1,000               4,444
Joe T. Ford................................................            2,000               5,902
Paul E. Gagne..............................................            2,154               8,192
Mary L. Howell.............................................          151,957             234,902
John A. Janitz.............................................          201,424             473,794
Stephen L. Key.............................................          167,114             216,440
John D. Macomber...........................................           11,264              23,262
Lord Powell of Bayswater KCMG..............................            1,000               1,000
Brian H. Rowe..............................................            9,882              15,589
Sam F. Segnar..............................................            4,215              26,212
Martin D. Walker...........................................            3,780              25,511
Thomas B. Wheeler..........................................            2,323              21,138
All current directors and executive officers as a group (19
  persons).................................................          916,753(3)        1,840,056

---------------

(1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 34,000 and Mr. Segnar -- 1,000.

(2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2000: Mr. Campbell -- 569,108; Mr. Janitz -- 199,499; Mr. Key -- 165,499; Mr. Butler -- 77,499 ; and Mrs.
    Howell -- 143,763.

(3) Includes 1,007,369 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2000.

              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Securities and Exchange Commission rules, Textron notes that a Form 5 report by Mr. Fish, concerning a transaction involving a charitable donation of Textron common stock, was filed after the due date.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors has furnished the following report on its activities:

     The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the possible affect of non-audit services on the auditors' independence. Fees for the annual audit were $4.9 million and all other fees were $10.8 million, including audit-related services of $6.9 million and non-audit services of $3.9 million. Audit-related services generally include fees for pension audits, statutory and subsidiary audits, business acquisitions and dispositions, accounting consultations and registration statements. No fees were paid to the independent auditors for financial information systems design and implementation services.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee also reviewed the Company's compliance program. Five Committee meetings were held during the year.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 30, 2000, to be filed with the Securities and Exchange Commission. The Committee also recommended to the Board, subject to shareholder approval, the selection of the Company's independent auditors.

        PAUL E. GAGNE, CHAIRMAN
        H. JESSE ARNELLE
        TERESA BECK
        BRIAN H. ROWE
        SAM F. SEGNAR
        MARTIN D. WALKER

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. The committee is committed to establishing a total compensation program that is not only very competitive by industry standards but also demonstrates a very heavy bias towards performance and encouraging stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations if outstanding performance is achieved.

EXECUTIVE COMPENSATION PROGRAM

     Each year the committee, which is comprised entirely of non-employee directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 17 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants.

     Textron's executive compensation program is comprised of four principal components: salary, annual incentive compensation, Textron Quality Management ("TQM") bonus and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers were increased by 3.0% for 2000. Individual salaries are considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility. As a general rule, adjustments in salary are relatively modest, inasmuch as the primary elements of the compensation program are intended to be delivered by the variable components described below.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. The factors considered by the committee in recommending 2000 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved such as earnings per share, top line growth (revenues), return on invested capital ("ROIC") and free cash flow. Individual awards were also based on the committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the "Bonus" column of that table.

     TQM BONUS

     During 2000 Textron initiated a TQM special bonus program in which all executive officers participate. The earnings opportunity is equal to 50% of a participant's annual incentive compensation target. The maximum award for achievement above stretch targets is 60% of a participant's annual incentive compensation target. The 2000 TQM bonus pool for executive officers was based on the average award paid to TQM participants in the operations. The specific awards paid to the officers named in the Summary Compensation Table are reported in the "Bonus" column of that table and were based on their individual contribution to the achievement of the TQM objectives.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1999 Long-Term Incentive Plan, executive officers may be granted awards of stock options, performance share units and restricted stock. Additionally, during 2000 the committee approved a long-term incentive additive which provides executives the opportunity to earn awards for achieving stretch targets above and beyond those established under the 1999 plan.

     2000 Grants of Stock Options

     Pursuant to the 1999 plan, the committee recommended to the Board the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth, and prior option grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1999 plan, stock options granted in 2000 were at a purchase price equal to 100% of the fair market value of Textron common stock at the time of the option grant and become exercisable in two installments, the first half after one year and the other half after two years from date of grant. Information on the stock options granted during fiscal year 2000 to the officers named in the Summary Compensation Table appears in the table on page 17.

     2000 Payouts of Previously Granted Performance Share Units

     The 2000 payouts to executive officers were for performance share units granted for the three-year performance cycle ending December 30, 2000. The committee recommended to the Board payouts at 100% of these performance share unit grants. The payouts were based (1) 75% on three-year aggregate earnings per share and 25% on the committee's evaluation of balance sheet strength/asset management, shareholder value (including annual rate of dividends and common stock performance versus Textron's proxy peers) and the executive officer's performance or (2) 60% on three-year aggregate earnings per share, 20% on the committee's evaluation of balance sheet strength/asset management and shareholder value, and 20% on performance relative to Textron's Executive Leadership Team. Information on the 2000 payouts to the officers named in the Summary Compensation Table of previously granted performance share units is reported in the "LTIP Payouts" column of that table.

     2000 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 2001, each performance share unit granted and earned under the 1999 plan will be valued for payment purposes at the market value of Textron common stock at the end of the three-year performance period. The number of performance share units granted to executive officers for the 2001-2003 performance cycle was based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years, competitive practice, as well as the stock price at the time of grant were taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Information on the 2000 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 19.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The committee also seeks to promote stock ownership and base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the long-term incentive plans described above, the Deferred Income Plan for Textron Key Executives, in which all executive officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units which are equivalent in value to shares of Textron common stock if the officer has not maintained a minimum stock ownership level. The following minimum levels have been established: five times base salary for the chief executive officer and chief operating officer, three times base salary for other officers named in the Summary Compensation Table and either two or three times base salary for other executive officers. Newly named officers have five years to bring their holdings up to the minimum levels. The deferred income plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 25% premium on amounts the officers elect to defer in the stock unit account. At least 50% of elective deferrals must be invested in stock units.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Campbell's compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. Mr. Campbell's salary was increased to its current level of $1,000,000 upon his promotion to chief executive officer effective July 1, 1998. As reported in the Summary Compensation Table, Mr. Campbell's salary has remained at $1,000,000. In determining not to increase his salary, the committee took into account the fact that Mr. Campbell's base salary was at the 50th percentile of base salary paid to chief executive officers at the surveyed companies.

     Based on competitive practice data, Mr. Campbell's annual incentive compensation target was increased to 100% of his base salary. The committee recommended and the Board approved a 2000 annual incentive compensation award of $1,650,000, compared to an award of $1,400,000 for 1999. In determining the level of the award, the committee took into consideration the following factors: performance against objectives, competitive practice for the chief executive officer position and Mr. Campbell's 1999 award. The committee determined that Mr. Campbell performed well against all of his objectives. Mr. Campbell's key financial goals were to meet or exceed the 2000 operating plan for earnings per share, top line growth (revenues), ROIC and free cash flow. Mr. Campbell's non-financial objectives consisted of goals relative to (1) increased shareholder value, (2) continued focus on improved performance, (3) diversity,
(4) increased global public image of Textron, (5) organization progression and succession planning, (6) the chief operating officer's development and (7) improved effectiveness of the management structure.

     The committee recommended, and the Board approved, a 2000 TQM bonus of $287,500 for Mr. Campbell. The bonus represented an award equal to 57.5% of his TQM target.

     The committee determined that all of the performance share units granted to Mr. Campbell for the 1998-2000 performance cycle were earned since aggregate earnings per share (upon which 60% of the award was based) exceeded the targeted level for that period and performance relative to balance sheet strength/asset management and shareholder value (upon which 20% of the award was based) and the Executive Leadership Team (upon which 20% of the award was based) was good. The value of the 1998-2000 performance share units earned by Mr. Campbell was $1,517,760 and was determined by multiplying the number of earned performance share units by the average closing price of Textron common stock for the first ten trading days during January 2001.

     In December 2000, Mr. Campbell was granted 75,000 stock options and 60,000 performance share units for the 2001-2003 performance cycle under the Textron 1999 Long-Term Incentive Plan. These grants compare to 75,000 stock options and 40,000 performance share units granted in December 1999 under the Plan. Although the December 2000 grants were equal to the maximum number of stock options and performance share units that may be granted under the plan, the grants placed Mr. Campbell's long-term incentive compensation at the 35th percentile of competitive practice. These grants brought Mr. Campbell's total direct compensation (base salary, annual and long-term incentive compensation and TQM) to the 45th percentile of competitive practice. As the limits placed on the number of stock options and performance share units that may be granted under the plan prevent Textron from granting at competitive levels, an amendment to the plan is being presented to shareholders for consideration (see pages 23 through 28).

     Mr. Campbell's also received compensation under various Textron benefit and compensation plans including restricted stock retention awards (see footnotes
(5) and (6) of the Summary Compensation Table).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Performance goals are not objective if the committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the deferred income plan is not subject to the $1 million limitation.

     Textron's policy has been to preserve committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1999 Long-Term Incentive Plan do qualify as Performance-Based Compensation. Awards earned for a major portion of performance share units granted under the 1999 plan also qualify as Performance-Based Compensation, as do restricted stock awards. Textron will continue to preserve committee discretion under the annual incentive compensation plan and a portion of the 1999 long-term incentive plan.

     Textron's deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). Consequently, with the opportunity to defer compensation and the qualification of a substantial portion of performance share units as Performance-Based Compensation, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The committee will continue to assess the effect of these tax rules on Textron.

AMENDMENT TO THE 1999 LONG-TERM INCENTIVE PLAN

     The Committee recommends to the shareholders that they approve the amendment to the 1999 plan as described on pages 23 through 28.

     This report is submitted by the Organization and Compensation Committee.

           JOHN D. MACOMBER, CHAIRMAN
           H. JESSE ARNELLE
           LAWRENCE K. FISH
           JOE T. FORD
           BRIAN H. ROWE
           SAM F. SEGNAR
           THOMAS B. WHEELER

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 2000 and
(ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 2000 for Textron's 1998, 1999 and 2000 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                   -----------------------------------------   --------------------------------------------
                                                                                           AWARDS                 PAYOUTS
                                                                               -------------------------------    -------
                                                                                                 SECURITIES
                                                                                RESTRICTED       UNDERLYING         LTIP
    NAME AND PRINCIPAL                                        OTHER ANNUAL     STOCK AWARDS       OPTIONS/        PAYOUTS
        POSITION(1)          YEAR  SALARY ($)   BONUS ($)    COMPENSATION(4)      ($)(5)          SARS (#)          ($)
---------------------------  ----  ----------   ---------    ---------------   ------------      ----------       -------
L.B. Campbell                2000  $1,000,000   $1,937,500(2)    $117,791      $       -0-         75,000        $1,517,760
Chairman and Chief           1999  1,000,000    1,400,000            -0-        17,906,250         75,000         2,180,400
Executive Officer            1998    862,500    1,000,000            -0-               -0-        142,000         2,221,800
J.A. Janitz                  2000    750,000    1,328,081(2)         -0-           316,362         65,000           636,480
President and Chief          1999    574,094      731,476            -0-        10,775,226         75,000           872,160
Operating Officer            1998    458,750      384,559            -0-            59,559         20,000         1,007,216
S.L. Key                     2000    480,000      465,900(2)         -0-               -0-            -0-           391,680
Executive Vice               1999    455,000      375,000            -0-               -0-         25,000           799,480
President                    1998    430,000      464,090            -0-            84,090         24,000           918,344
J.D. Butler                  2000    440,000      520,547(2)         -0-            80,972         35,000           342,720
Executive Vice President     1999    420,000      390,787            -0-            45,787         23,000           536,080
Administration and           1998    400,000      605,959(3)         -0-            85,959         19,000           470,300
Chief Human Resources
Officer
M.L. Howell                  2000    404,167      429,703(2)      70,388            12,500         35,000           318,240
Executive Vice               1999    370,000      310,000            -0-               -0-         22,000           545,100
President Government,        1998    349,250      340,000            -0-            50,000         18,000           592,480
Strategy Development
and International,
Communications and
Investor Relations


                              ALL OTHER
    NAME AND PRINCIPAL       COMPENSATION
        POSITION(1)             ($)(6)
---------------------------  ------------
L.B. Campbell                  $50,000
Chairman and Chief              50,000
Executive Officer               43,125
J.A. Janitz                     37,500
President and Chief             28,704
Operating Officer               22,940
S.L. Key                        24,000
Executive Vice                  22,750
President                       21,500
J.D. Butler                     22,000
Executive Vice President        21,000
Administration and              20,000
Chief Human Resources
Officer
M.L. Howell                     20,208
Executive Vice                  18,500
President Government,           17,461
Strategy Development
and International,
Communications and
Investor Relations

---------------
(1) Mr. Janitz, previously Chairman, President and chief executive officer of Textron Automotive Company since 1996, became President and chief operating officer effective March 12, 1999. Mr. Key, previously Executive Vice President and Chief Financial Officer, relinquished the title of chief financial officer on December 22, 2000 and retired from Textron on January 31, 2001. Mrs. Howell, previously Executive Vice President Government and International, became Executive Vice President Government, International, Communications and Investor Relations on January 1, 1999 and Executive Vice President Government, Strategy Development and International, Communications and Investor Relations on September 1, 2000.

(2) The amounts for 2000, include both annual incentive compensation and TQM bonus for all officers named in the Summary Compensation Table. The 2000 TQM bonuses were $287,500, $161,719, $75,900, $69,575 and $67,203 for Messrs.
    Campbell, Janitz, Key and Butler and Mrs. Howell, respectively. In addition the amounts listed as paid to Mr. Janitz, Mr. Butler and Mrs. Howell for 2000 include vested contributions made by Textron in the amounts of $316,362, $80,972 and $12,500, respectively, as a result of their elections to defer compensation into the stock unit fund of the Deferred Income Plan.

(3) The amount listed as paid to Mr. Butler for 1998 includes $200,000 to replace a lost compensation award from his prior employer.

(4) The amounts listed include the incremental cost to Textron of providing various perquisites and personal benefits in excess of reporting thresholds, including, for Mr. Campbell and Mrs. Howell, in 2000, $64,034 and $29,246, respectively, for personal use of Textron aircraft.

(5) The amount listed for Mr. Campbell is the market value at the time of grant of a retention award of 200,000 shares of restricted stock. The shares will be granted provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule and earnings per share

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

increases at or above an established average annual growth rate: 50,000 shares will vest in May 2003, 2006, 2008 and 2011. As of December 30, 2000, the market value of the 200,000 restricted shares was $9,300,000.

     In January 2001, Mr. Campbell received $2,690,481, representing the payment of 50,000 share equivalents plus dividends. The share equivalents were granted in December 1995 and vested on January 1, 2001.

     Mr. Key has received $2,123,600, which represented the cash equivalent of 40,000 shares of Textron common stock as a result of his retirement.

     Included in the amount listed for Mr. Janitz for 1999 is $10,743,750, which is the market value at the time of grant of a retention award of 120,000 shares of restricted stock. In October 2000, 30,000 shares vested. In the case of the remaining shares, the shares will be granted provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule and earnings per share increases at or above an established average annual growth rate: 30,000, 15,000, 15,000 and 30,000 shares will vest in October 2004, 2005, 2006, and
     2007, respectively. The 120,000 shares replaced 48,000 share equivalents that were previously granted to Mr. Janitz. As of December 30, 2000, the market value of the 90,000 restricted shares outstanding was $4,185,000.

     All other amounts listed are not restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron common stock. As of December 30, 2000, 5,780, 1,160 and 172 unvested stock units with a market value of $268,770, $53,940 and $7,998 were credited to the accounts of Mr. Janitz, Mr. Butler and Mrs. Howell, respectively.

(6) The amounts listed for 2000 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

                            ------------------------

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the Textron 1999 Long-Term Incentive Plan during Textron's 2000 fiscal year to the officers named in the Summary Compensation Table. The number of stock options granted to these officers during Textron's 2000 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs."

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                        VALUE
                                                                                                  AT ASSUMED ANNUAL
                                                    INDIVIDUAL GRANTS                                  RATES OF
                               ------------------------------------------------------------          STOCK PRICE
                                   NUMBER           PERCENT OF                                       APPRECIATION
                                     OF               TOTAL         EXERCISE                       FOR OPTION/SARS
                                 SECURITIES        OPTIONS/SARS        OR                             TERM($)(2)
                                 UNDERLYING         GRANTED TO        BASE                     ------------------------
                                OPTIONS/SARS        EMPLOYEES         PRICE      EXPIRATION       FIVE          TEN
            NAME                GRANTED(#)(1)     IN FISCAL YEAR    ($/SHARE)       DATE        PERCENT       PERCENT
            ----                -------------     --------------    ---------    ----------     -------       -------
L.B. Campbell................      75,000               1.6%        $45.5625      12/12/10     $2,149,051    $5,446,117
J.A. Janitz..................      65,000               1.4%         45.5625      12/12/10      1,862,511     4,719,968
S.L. Key.....................         -0-                --               --            --             --            --
J.D. Butler..................      35,000               0.8%         45.5625      12/12/10      1,002,890     2,541,521
M.L. Howell..................      35,000               0.8%         45.5625      12/12/10      1,002,890     2,541,521

---------------
(1) Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on December 13, 2000. All options were granted at a purchase price per share of 100% of the fair market value of Textron common stock on the date of grant. Outstanding options will be

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

    exercisable immediately and in full in the event of a change in control of Textron as defined in the Textron 1999 Long-Term Incentive Plan.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron common stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $74.22 and $118.18 at the end of the ten-year term.
                            ------------------------

AGGREGATED OPTION AND STOCK APPRECIATION RIGHTS EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron's 2000 fiscal year of stock options and stock appreciation rights and
(ii) unexercised options and stock appreciation rights held as of the end of Textron's 2000 fiscal year, which were granted to these officers during 2000 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING                 VALUE OF UNEXERCISED
                               SHARES                        UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                              ACQUIRED                        AT FISCAL YEAR-END(#)            AT FISCAL YEAR-END($)
                                 ON            VALUE       ----------------------------    -----------------------------
          NAME              EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          ----              -----------     -----------    -----------    -------------    -----------    -------------
L.B. Campbell............        -0-         $    -0-        569,108         112,501       $5,094,863        $70,313
J.A. Janitz..............        -0-              -0-        199,499         102,501        1,009,125         60,938
S.L. Key.................        -0-              -0-        165,499          12,501        1,074,844            -0-
J.D. Butler..............        -0-              -0-         77,499          46,501              -0-         32,813
M.L. Howell..............        -0-              -0-        148,763          46,001        1,320,138         32,813

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 2000 fiscal year to the officers named in the Summary Compensation Table pursuant to the Textron 1999 Long-Term Incentive Plan for the 2001-2003 performance cycle.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE OR
                                           NUMBER OF        OTHER PERIOD
                                          PERFORMANCE     UNTIL MATURATION  ESTIMATED FUTURE PAYOUTS UNDER
                 NAME                   SHARE UNITS (#)      OR PAYOUT       NON-STOCK PRICE BASED PLANS
                 ----                   ---------------   ----------------  ------------------------------
                                                                              TARGET NUMBER OF
                                                                            PERFORMANCE SHARE UNITS (#)
L.B. Campbell.........................      60,000            3 years                     60,000
J.A. Janitz...........................      45,000            3 years                     45,000
S.L. Key..............................         -0-            3 years                        -0-
J.D. Butler...........................      15,000            3 years                     15,000
M.L. Howell...........................      15,000            3 years                     15,000

     Except in the case of the chief executive officer, the number of performance share units earned by the officers named in the Summary Compensation Table at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be generally based 60% on earnings per share growth, 20% on discretionary performance measures, including balance sheet strength/asset management, support of Textron's commitment to diversity, shareholder value and the officer's individual performance and 20% will be based on an Executive Leadership Team objective. In the case of the chief executive officer, 75% of the award will be based on earnings per share growth and 25% will be based on measures just described above except the Executive Leadership Team objective. Attainment of a primary performance target will result in earning 100% of the value of the performance share units related to that target. Awards may not exceed 100% of the value of the performance share units. Failure to attain a minimum performance target will result in the failure to earn any performance units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula.

     Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period.

     Additionally, in 2000 the committee approved a long-term incentive additive, which is separate and apart from the long-term incentive plan. Under the long-term incentive additive the officers named in the Summary Compensation Table may earn up to 100% of the value of the performance share units granted under the long-term incentive plan for award periods ending after 2001. Awards will be based on performance relative to earnings per share, revenue, margin and ROIC.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                   --------------------------------------------------------------------------------
REMUNERATION(1)        10            15            20            25            30            35
---------------        --            --            --            --            --            --
  $1,000,000       $  148,465    $  222,698    $  296,930    $  371,163    $  445,395    $  519,628
   1,250,000          185,965       278,948       371,930       464,913       557,895       650,878
   1,500,000          223,465       335,198       446,930       558,663       670,395       782,128
   1,750,000          260,965       391,448       521,930       652,413       782,895       913,378
   2,000,000          298,465       447,698       596,930       746,163       895,395     1,044,628
   2,250,000          335,965       503,948       671,930       839,913     1,007,895     1,175,898
   2,500,000          373,465       560,198       746,930       933,663     1,120,395     1,307,128
   2,750,000          410,965       616,448       821,930     1,027,413     1,232,895     1,438,378
   3,000,000          448,465       672,698       896,930     1,121,163     1,345,395     1,569,628
   3,250,000          485,965       728,948       971,930     1,214,913     1,457,895     1,700,878
   3,500,000          523,465       785,198     1,046,930     1,308,663     1,570,395     1,832,128
   3,750,000          560,965       841,448     1,121,930     1,402,413     1,682,895     1,963,378
   4,000,000          598,465       897,698     1,196,930     1,496,163     1,795,395     2,094,628
   4,250,000          635,965       953,948     1,271,930     1,589,913     1,907,895     2,225,878
   4,500,000          673,465     1,010,198     1,346,930     1,683,663     2,020,395     2,357,128
   4,750,000          710,965     1,066,448     1,421,930     1,777,413     2,132,895     2,488,378
   5,000,000          748,465     1,122,698     1,496,930     1,871,163     2,245,395     2,619,628

---------------

(1) Based on highest consecutive five-year average compensation

     Benefits under the formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column of the Summary Compensation Table. However, for any employee who is first awarded performance share units after October 26, 1999, LTIP payouts shall not be included in compensation. As of January 1, 2001, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 8 years; Mr. Janitz, 5 years; Mr. Key, 6 years; Mr. Butler, 4 years; and Mrs. Howell, 20 years.

     Annual pension amounts shown in the table above are computed on the basis of a single life annuity, unless the participant receives another method of payment, and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age
60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The officers named in the Summary Compensation Table, except for Mr. Key, and three other executive officers have employment contracts with Textron that provide for a three-year initial term, with a one-year renewal provision. The agreements provide for specified levels of severance protection based on the reason for termination including change in control, irrespective of the remaining term of the agreements. The agreements provide excise tax protection for change in control terminations. The agreements provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the agreements.

     Mr. Key also had an employment contract with similar provisions through the date of his retirement on January 31, 2001. Immediately prior to his retirement date, Textron contributed $720,000 to his Stock Unit Account under the Deferred Income Plan for Textron Key Executives as a retirement bonus. Mr. Key was also granted an enhanced pension benefit effective February 1, 2001 whereby his Deemed Age is 62 under the Supplemental Retirement Plan for Textron Key Executives.

     Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon: (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1994 and 1999 Long-Term Incentive Plans provide that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that: (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell's and Mr. Janitz's retention awards are payable immediately in the event of a change in control of Textron.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1995, in Textron common stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in five business segments -- Aircraft, Automotive, Industrial Products, Fastening Systems and Finance. The peer group consists of 18 companies in comparable industries in the following Standard & Poor's 500 price index industry groups:
aerospace/defense -- The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrup Grumman Corporation; auto parts & equipment -- ITT Industries, Inc. and TRW Inc.; defense electronics -- Raytheon Company; diversified machinery -- Dover Corporation; diversified manufacturing -- Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment -- Rockwell International Company; specialized manufacturing -- Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

TEXTRON INC.                                                              S&P 500                           PEER GROUP
------------                                                              -------                           ----------
100.00                                                                     100.00                             100.00
142.54                                                                     122.96                             130.52
192.25                                                                     163.98                             149.67
237.36                                                                     210.84                             157.90
243.62                                                                     255.22                             166.01
151.43                                                                     231.98                             196.64

             AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN

     On February 24, 1999, the Board of Directors adopted, and on April 28, 1999 the shareholders approved, the Textron 1999 Long-Term Incentive Plan as part of a continuing program to attract, retain and motivate key employees. Through the grant of awards based on Textron's long-term performance, the plan has increased the personal involvement of officers and other selected employees in Textron's continued growth and success. The number of stock options and performance share units, payable only in cash, remaining available for grant and the current limits on individual grants of those awards under the plan are not sufficient to continue to make awards at levels consistent with the objective of Textron's program to attract, retain and motivate key employees. The Board of Directors has adopted an amendment to the plan, subject to shareholder approval, increasing the total number of stock options and performance share units available for grant and the individual grant limits for those awards. The principal features of the amended plan are described below.

     The amended plan authorizes the granting of awards to key employees of Textron and its related companies in any one or more of the following forms: (i) options to purchase Textron common stock, (ii) performance share units, payable only in cash, and (iii) restricted stock. Awards may be granted to any key employee of Textron, its segments, divisions or subsidiaries, including full-time employees who are directors. Directors who are not full-time employees of Textron, its divisions or its subsidiaries are not eligible to receive awards under the amended plan.

     The total number of shares of Textron common stock for which options may be granted under the amended plan is 12,200,000, of which 5,600,000 are available for grant, and the maximum number of stock options that may be granted to any individual in any calendar year is 150,000, in each case subject to adjustment as described below. Shares of Textron common stock issued upon exercise of options may be either authorized but unissued shares or previously issued shares held in the treasury. The maximum number of performance share units which may be granted under the amended plan is 2,000,000, of which 1,135,000 are available for grant, and the maximum number of performance share units that may be granted to any individual for any award period is 120,000 in each case subject to adjustment as described below. Performance share units are payable only in cash. The maximum number of shares of restricted stock which may be granted under the amended plan is 500,000, of which 80,000 are available for grant, and the maximum number of shares of restricted stock which may be granted to any individual in any one calendar year is 200,000. The closing price of Textron common stock as reported for New York Stock Exchange Composite Transactions on March 2, 2001, was $53.55.

     The amended plan will be administered by the Organization and Compensation Committee of the Board of Directors, which will determine the key employees to whom awards will be granted, the form and amount of awards, the dates of grant and the terms and provisions of each award (which need not be identical). No member of the committee will be eligible to receive an award under the amended plan. The committee members will certify that they are "outside directors" under the Internal Revenue Code definition. The Board of Directors may delegate the committee's responsibilities to one or more officers or committees of Textron, but all decisions concerning the amended plan that relate to executive officers of Textron will be made by the committee.

STOCK OPTIONS

     The amended plan provides for both incentive stock options, as defined in
Section 422 of the Internal Revenue Code, and non-qualified options.

     All options granted under the amended plan will be evidenced in writing. Each option will be at a purchase price per share of not less than 100% of the fair market value of Textron common stock at the time the option is granted. The purchase price must be paid in full at the time of exercise. The purchase price may be paid in cash, in shares of common stock with a value equal to the exercise price or in a combination thereof. The term of each option will be for such period as the committee determines, but no Incentive Option may be exercised later than ten years after the date of grant.

     The amended plan contains a provision allowing the plan to be modified to comply with local country laws.

     If an optionee ceases to be an employee during the term of an option, the optionee may exercise the option within specified periods after such termination. Discharge for cause, however, terminates all option rights immediately. In the case of the death of an optionee, the option may be exercised by the optionee's estate within one year after death or until expiration of the option, whichever occurs first. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's legal guardian or representative.

PERFORMANCE SHARE UNITS

     Performance share units are fictional shares of Textron common stock which are valued for payment purposes at the market value of Textron common stock on the date the performance share units are earned and payable only in cash.

     All performance share unit grants under the amended plan will be evidenced in writing. In making each grant of performance share units, the committee will establish the applicable performance targets or measures. With respect to performance share units based on performance targets, the committee will establish targets only in terms of one or more of the following: Textron's earnings per share, net operating profit, after-tax profit, return on equity, return on invested capital, economic profit, cash flow, margin and shareholder value. Additionally, attainment of a primary performance target will result in the earning of 100% of the value of the performance share units related to that target. Awards may not exceed 100% of the value of the performance share units for corporate officers only. Failure to attain a minimum performance target will result in the failure to earn any performance share units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. Performance measures may be expressed in terms of any standard, financial or otherwise, as the committee may determine. Performance share units related to one or more performance measures shall be earned only as determined by the committee and may not exceed more than 100% of the value of such units. For purposes of determining whether performance targets have been met, the committee may equitably restate Textron's earnings per share, net operating profit, return on equity or any other factor utilized in establishing the performance targets to take into account the effect of acquisitions or dispositions, extraordinary and non-recurring events, recapitalizations, stock dividends, stock splits or other similar events or any change in accounting practices, tax laws or other laws or regulations that significantly affect Textron's financial performance. Payment of earned performance share units will be in cash in an amount equal to the product of the number of performance share units earned and the current value of Textron common stock for the date on which the performance share units have been earned. Prior to making such payment, the committee will certify that the goals have been attained or satisfied.

     In the case of the death, disability or normal or early retirement of a grantee more than one year into an award period, performance share units may continue to be earned on a pro rata basis. In other cases in which Textron employment ends more than one year into an award period, a former employee will continue to earn related performance share units on a pro rata basis only as determined by the committee. Upon any termination of employment for less than acceptable performance, all outstanding performance share units will be cancelled.

RESTRICTED STOCK

     A restricted stock award represents an award made in shares of Textron common stock. The terms of an award will be set forth in a written agreement. Such terms may include, but are not limited to, continued employment with Textron and/or achievement of performance goals. With respect to restricted stock based on performance targets, the committee will establish targets only in terms of one or more of the following: Textron's earnings per share, net operating profit, after-tax profit, return on equity, return on invested capital, economic profit, cash flow and shareholder value.

     The committee may provide that a restricted stock award earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or credited to a grantee's account. Any crediting of dividends or dividend equivalents may be made subject to such restrictions and conditions as the committee may establish, including reinvestment in additional shares or share equivalents.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the Federal income tax consequences with respect to incentive options, non-qualified options, performance share units and restricted stock.

     Incentive Options

     An optionee will not realize taxable income and Textron will not receive any deduction at the time of a grant or exercise of incentive options. If shares acquired upon the exercise of incentive options are not disposed of within two years from the date of grant, nor within one year from the date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the shares received upon exercise of an incentive option are disposed of prior to the end of the applicable holding periods described above, the difference between: (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Textron will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares. If incentive options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock unless such stock was itself received on exercise of incentive options and the holding periods described above for the exchanged stock have not been satisfied. To the extent that the aggregate option price of an optionee's incentive options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If incentive options are exercised more than three months after the optionee's employment with Textron has ended, the incentive options will be treated as non-qualified options. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of incentive options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

     Non-qualified Options

     An optionee will not recognize taxable income and Textron will not receive any deduction at the time of a grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Textron will be entitled to a deduction at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will be treated as short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. If options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and will be deductible by Textron.

     Performance Share Units

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant or award of a performance share unit. The employee will recognize ordinary income equal to the cash paid to the employee at the time a performance share unit is earned and paid, and Textron will be entitled to deduction for the amount of such ordinary income recognized by the employee.

     Restricted Stock

     An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant of restricted stock. However, when restrictions on restricted stock lapse there are federal income tax consequences. Generally, the fair market value of the stock will not be taxable to the grantee as ordinary income until the year in which the grantee's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the grantee may elect to recognize income when the stock is received. If this election is made, the amount taxed to the grantee as ordinary income is determined as of the date of receipt of the restricted stock.

     Section 162(m) of the Internal Revenue Code

     See summary under the heading "Tax Considerations" on page 15 for a description of the implications of Section 162(m) of the Internal Revenue Code.

GENERAL

     In 2000, 62 key executives, including executive officers, received awards of performance share units coupled with stock options, and 957 other employees who are not executive officers received stock options without awards of performance share units. Information relating to the most recent prior awards to the officers named in the Summary Compensation Table under the plan is contained in the Summary Compensation Table and the Stock Option/SAR Grants in Last Fiscal Year and Long-Term Incentive Plan Awards in Last Fiscal Year tables on pages 17, 18 and 19.

     The maximum number of shares of Textron common stock that may be subject to options, the maximum number of performance share units available for grant, the number of shares of common stock covered by each outstanding option and the price per share thereof, and the maximum number of options that may be granted to any individual employee will be adjusted in the event of a recapitalization, stock dividend, stock split or other similar event. In addition, shares which are subject to options which expire unexercised or which are terminated or cancelled will be added to the remaining maximum number of shares of Textron common stock that may subject to options.

     The Board of Directors may at any time terminate the amended plan or any part thereof and may from time to time further amend the amended plan as it may deem advisable, but the Board may not, without shareholder approval, increase the aggregate number of shares of Textron common stock which may be issued under the amended plan (except as such number may be adjusted in the event of a recapitalization, stock dividend, stock split or similar event), extend the period during which an incentive option may be exercised beyond ten years, make non-employee directors eligible to receive grants or materially increase the benefits with respect to grants. Termination or amendment may not, without the consent of the participant, affect the participant's rights under an award previously granted.

     Awards granted under the amended plan are not assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution.

     The amended plan provides that outstanding options will be exercisable immediately and in full, all outstanding performance share units will be deemed earned and payable immediately and in full, and all shares of restricted stock will vest immediately in the event of certain changes in control of Textron described in the amended plan, unless determined otherwise by the committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN (ITEM 2 ON THE PROXY
CARD).

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2001, and recommends to the shareholders ratification of the appointment of Ernst & Young as independent auditors for 2001. If this resolution is defeated, the Board will reconsider its selection. A representative of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT FEES; FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES; ALL OTHER FEES

     The aggregate fee for professional services rendered by Ernst & Young for the audit of Textron's annual financial statements for 2000 and the reviews of the financial statements included in Textron's Forms 10-Q for 2000 was $4.9 million. No fees were paid to Ernst & Young for financial information systems design and implementation services. The aggregate fees for services rendered by Ernst & Young for 2000, other than for the audit and financial information systems design and implementation services, were $10.8 million, including audit-related services of $6.9 million and non-audit services of $3.9 million. Audit-related services generally include fees for pension audits, statutory and subsidiary audits, business acquisitions and dispositions, accounting consultations and registration statements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 3 ON THE PROXY CARD).

                              SHAREHOLDER PROPOSAL

     Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, Missionary Oblates of Mary Immaculate, The Sisters of St. Francis of Philadelphia, Congregation of the Sisters of Charity of the Incarnate Word, Sisters of Charity, BVM, St. Joseph Health System and the General Board of Pension and Health Benefits of the United Methodist Church have notified Textron that they intend to propose the following resolution at the 2001 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

     WHEREAS the proponents of this resolution believe that the Board of Textron should establish criteria to guide management in their defense contract bidding and implementation activities;

     WHEREAS we believe that economic decision-making has both an ethical and a financial component;

     WHEREAS we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

     WHEREAS we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide, if the company has not considered its ethical responsibilities ahead of time;

     WHEREAS we believe that the company has shown poor judgment in this regard by past sales of helicopters to Indonesia in light of that country's oppression in East Timor and by the pending sale of military helicopters to Turkey whose oppression of the Kurds is condemned by human rights organizations;

     WHEREAS we believe that the recent proposed joint venture for manufacturing military helicopters in Romania was ill advised due to the country's need to provide more adequately for its own citizens' social needs. The International Monetary Fund has concurred by refusing to loan Romania money for weapons;

     THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance and implementation of military contracts and to report the results of its study to shareholders at its 2002 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

     The proponents have submitted the following statement in support of this proposal:

          The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that in establishing ethical criteria the Board consider the following:

     - Arms sales to governments that repress their citizens,

     - The connection between arms sales and geographical or political instability,

     - Sales of weapons, parts, technology, and components convertible to military use (dual-use) to foreign governments,

     - Transfers of technology, including co-production agreements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

     Textron is committed to doing business in full compliance with all applicable laws and regulations and in accordance with Textron policies and procedures regarding such matters as standards of business conduct; export controls; transactions with governments; political contributions and activities; relationships with customers and suppliers; protection of intellectual property; environmental protection, health and safety; and employee and community relations. These policies apply to all Textron operations, including those involving military contracts. Thus, Textron's business leaders must determine that Textron's military contract activities meet applicable legal requirements, adhere to Textron's ethics policies and satisfy standards of sound business judgment. In addition, all sales by Textron under the Department of Defense's Foreign Military Sales Program or directly to foreign military organizations must be expressly approved by the Department of State and, in some circumstances, Congress, which receive extensive input on humanitarian concerns from a large number of organizations and factor those concerns into their decision making process. The Board believes that Textron's existing process for reviewing the types of matters raised in the proposal is already sufficient.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 4 ON THE PROXY CARD).

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

        SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2002 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2002 annual meeting of shareholders must be received by Textron on or before November 15, 2001, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 26, 2001, and January 25, 2002, for the 2002 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

                                            By order of the Board of Directors,

                                            /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President Business Ethics and
                                            Corporate Secretary

March 15, 2001

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

                                                                      APPENDIX A

                                  TEXTRON INC.

                            AUDIT COMMITTEE CHARTER

     ORGANIZATION

     This charter, as amended by the Board of Directors on February 28, 2001, governs the operations of the Audit Committee. The Committee shall review and reassess the adequacy of the charter at least annually. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise.

     STATEMENT OF POLICY

     The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting processes, the systems of internal accounting and financial controls, the internal audit function, the annual independent audits of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and to retain outside counsel or other experts for this purpose.

     RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting processes on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements.

     PRINCIPAL RECURRING PROCESSES

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

     - The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board and shall consider the possible affect on the auditor's independence of the non-audit services provided by the auditors. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval, and shall approve the selection of the independent auditors for Textron's major U.S. benefits plans.

     - The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     - The Committee shall review the Company's interim financial statements with management and the independent auditors and discuss the results of the independent auditors' quarterly reviews prior to the filing of the Company's Quarterly Report on Form 10-Q.

     - The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report to Shareholders and financial statements to be filed for the major U.S. benefits plans including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audits and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

P R O X Y

                                  TEXTRON INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2001


The undersigned hereby appoint(s) Lewis B. Campbell, John A. Janitz and Frederick K. Butler, or any one or more of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 25, 2001, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

                                           (CHANGE OF ADDRESS/COMMENTS)


                                       ------------------------------------

                                       ------------------------------------

                                       ------------------------------------

                                       ------------------------------------
                                       (If you have written in the above
                                       space, please mark the corresponding
                                       box on the reverse side of this card.)


                                                                 -----------
                                                                 SEE REVERSE
                                                                    SIDE
                                                                 -----------


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                    TEXTRON

                                 Annual Meeting

                                       of

                              Textron Shareholders

                         Rhode Island Convention Center
                                One Sabin Street
                            Providence, Rhode Island

X PLEASE MARK YOUR
  VOTES AS IN THIS
  EXAMPLE.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposals 2 and 3 and AGAINST proposal 4, or if this card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES
                    LISTED BELOW AND FOR PROPOSALS 2 AND 3.

1. Election of Directors             FOR*       WITHHELD FROM ALL
                                     [ ]               [ ]

*Except vote withheld from the following nominee(s):


--------------------------------------------------------------------------------

NOMINEES:

Paul E. Gagne
John A. Janitz
Lord Powell of Bayswater KCMG
Thomas B. Wheeler

Change of address/comments on the
  reverse side                                [ ]

2. Amendment to Textron 1999 Long-Term
   Incentive Plan                             FOR       AGAINST      ABSTAIN
                                              [ ]         [ ]          [ ]

3. Ratification of appointment of
   independent auditors                       FOR       AGAINST      ABSTAIN
                                              [ ]         [ ]          [ ]


                                                  THE BOARD OF DIRECTORS
                                                  RECOMMENDS THAT YOU VOTE
                                                    AGAINST PROPOSAL 4.

                                              4. Shareholder proposal relating
                                                 to Military Contracts

                                              FOR       AGAINST      ABSTAIN
                                              [ ]         [ ]          [ ]

                                              Please sign exactly as name(s)
                                              appear hereon. Joint owners
                                              should each sign. When signing
                                              as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such.


                                              ---------------------------------

                                              ---------------------------------
                                              SIGNATURE(S)               DATE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                    TEXTRON

                                 Annual Meeting

                                       of

                              Textron Shareholders



                           Wednesday, April 25, 2001
                                   10:30 a.m.


                         Rhode Island Convention Center
                                One Sabin Street
                            Providence, Rhode Island


                                IMPORTANT NOTICE
                                ----------------

                    IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                  RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.
                     BY DOING SO, YOU MAY SAVE TEXTRON THE
                      EXPENSE OF ADDITIONAL SOLICITATION.